ENGINEERED SUPPORT SYSTEMS, INC.

EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

(in thousands, except per share data)

Year Ended October 31                                     2002           2001           2000
--------------------------------------------------------------------------------------------
NET INCOME                                             $23,533        $18,576        $13,040
============================================================================================
BASIC EARNINGS PER SHARE
   Average basic shares outstanding                     15,582         14,036         13,161
--------------------------------------------------------------------------------------------
      Net income                                       $  1.51        $  1.32        $   .99
============================================================================================
DILUTED EARNINGS PER SHARE
   Average basic shares outstanding                     15,582         14,036         13,161
   Net effect of dilutive stock options(1)                 627          1,180            461
--------------------------------------------------------------------------------------------
   Average diluted shares outstanding                   16,209         15,216         13,622
--------------------------------------------------------------------------------------------
      Net income                                       $  1.45        $  1.22        $   .96
============================================================================================

(1) Based on the treasury stock method

NOTE: On October 31, 2002, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend. All share and per share amounts included on this schedule reflect this stock split.


                                   46